                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [   ]
CUSIP No.   36149F-102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                 470,700
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                     0


                                 7) Sole Dispositive Power            507,600


                                 8) Shared Dispositive Power                0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  507,600



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  7.9


   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [   ]
CUSIP No.   36149F-102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                      470,700
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                          0


                            7) Sole Dispositive Power                 507,600


                            8) Shared Dispositive Power                     0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  507,600



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 7.9

   12)  Type of Reporting Person (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.   36149F-102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association 25-1197336

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization          United States


  Number of Shares             5) Sole Voting Power                470,700
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power           507,600


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   507,600


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)             7.9


   12) Type of Reporting Person (See Instructions)                     BK

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.   36149F-102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Asset Management Group, Inc. 23-2784752

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization          Delaware


  Number of Shares             5) Sole Voting Power                470,700
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power           507,600


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   507,600


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)             7.9


   12) Type of Reporting Person (See Instructions)                     IA

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                            (Amendment No. 1-Final)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.   36149F-102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Institutional Management Corporation 51-0212303

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization          Delaware


  Number of Shares             5) Sole Voting Power                      0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power                 0


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                         0


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)               0


   12) Type of Reporting Person (See Instructions)                     IA

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.   36149F-102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        Provident Capital Management, Inc. 23-2083823

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization           Pennsylvania


  Number of Shares             5) Sole Voting Power                470,700
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power           507,600


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   507,600


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)             7.9


   12) Type of Reporting Person (See Instructions)                     IA

ITEM 2(a) - NAME OF PERSON FILING:

PNC Bank Corp.; PNC Bancorp, Inc.; PNC Bank, National Association; PNC Asset Management Group, Inc.; PNC Institutional Management Corporation; and Provident Capital Management, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

PNC Bank Corp., One PNC Plaza, 249 5th Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc., 222 Delaware Avenue, Wilmington, DE 19899

PNC Bank, National Association, One PNC Plaza, 249 5th Avenue,
Pittsburgh, PA 15222-2707

PNC Asset Management Group, Inc., 1835 Market Street, 15th Floor,
Philadelphia, PA 19103

PNC Institutional Management Corporation, 400 Bellevue Parkway, Wilmington, DE 19809

Provident Capital Management, Inc., 1700 Market Street, Suite 2720, Philadelphia, PA 19103

ITEM 2(c) - CITIZENSHIP:

PNC Bank Corp. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

PNC Asset Management Group, Inc. - Delaware

PNC Institutional Management Corporation - Delaware

Provident Capital Management, Inc. - Pennsylvania

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1995:

(a) Amount Beneficially Owned:                         470,700 shares

(b) Percent of Class:                                                     7.9

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                   470,700
      (ii) shared power to vote or to direct the vote                       0
     (iii) sole power to dispose or to direct the disposition of      507,600
      (iv) shared power to dispose or to direct the disposition of          0

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

PNC Institutional Management Corporation has ceased to own beneficially more than 5% of the stock.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)


PNC Bank, National Association - BK (wholly owned subsidiary of PNC
Bancorp. Inc.)

PNC Asset Management Group, Inc. - IA (wholly owned subsidiary of PNC Bank, National Association)

PNC Institutional Management Corporation - IA (wholly owned subsidiary of PNC Asset Management Group, Inc.)

Provident Capital Management, Inc. - IA (wholly owned subsidiary of PNC Asset Management Group, Inc.)


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 12, 1996
         --------------------------------------------
         Date

         /s/ WILLIAM F. STROME
         --------------------------------------------
         Signature - PNC Bank Corp.


         William F. Strome, Senior Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ PAUL L. AUDET
         --------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ WILLIAM F. STROME
         --------------------------------------------
         Signature - PNC Bank, National Association


         William F. Strome, Senior Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ ROBERT J. CHRISTIAN
         --------------------------------------------
         Signature - PNC Asset Management Group, Inc.


         Robert J. Christian, President
         --------------------------------------------
         Name/Title

         February 12, 1996
         --------------------------------------------
         Date


         /s/ THOMAS H. NEVIN
         --------------------------------------------
         Signature - PNC Institutional Management Corporation


         Thomas H. Nevin, President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ YOUNG D. CHIN
         --------------------------------------------
         Signature - Provident Capital Management, Inc.


         Young D. Chin, President
         --------------------------------------------
         Name/Title


                     SEE AGREEMENT ATTACHED AS EXHIBIT A

                                  AGREEMENT                           EXHIBIT A

                               February 12, 1996

     The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by GBC Technologies, Inc.

     Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

     Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

     This agreement applies to any amendments to Schedule 13G.

                          PNC BANK CORP.


                          BY: /s/ WILLIAM F. STROME
                              -----------------------------------------
                               William F. Strome, Senior Vice President


                          PNC BANCORP, INC.


                          BY: /s/ PAUL L. AUDET
                              -----------------------------------------
                               Paul L. Audet, Vice President



                          PNC BANK, NATIONAL ASSOCIATION


                          BY: /s/ WILLIAM F. STROME
                              -----------------------------------------
                               William F. Strome, Senior Vice President


                          PNC ASSET MANAGEMENT GROUP, INC.


                          BY: /s/ ROBERT J. CHRISTIAN
                              -----------------------------------------
                               Robert J. Christian, President


                          PNC INSTITUTIONAL MANAGEMENT CORPORATION

                          BY: /s/ THOMAS H. NEVIN
                              -----------------------------------------
                               Thomas H. Nevin, President


                          PROVIDENT CAPITAL MANAGEMENT, INC.


                          BY: /s/ YOUNG D. CHIN
                              -----------------------------------------
                               Young D. Chin, President